                                                                    EXHIBIT 10.5


                                AIRCRAFT LEASE

          THIS AIRCRAFT LEASE is made and entered into effective as of November 14, 1997 by and between JONES AIRWAYS, LLC, ("Lessor") a Delaware limited liability company, and CHECK INTO CASH, INC. ("Lessee") a Delaware corporation.

                                  WITNESSETH:

          WHEREAS, Lessor is the registered owner of an aircraft described in Exhibit A, attached hereto and incorporated by reference herein, and hereinafter
---------
referred to as the "Aircraft", which aircraft is available for lease to a qualified Lessee; and

          WHEREAS, Lessee desires to lease the Aircraft under such terms and conditions as are mutually set forth herein.

          NOW, THEREFORE, the parties agree as follows:

                                   SECTION I
                               LEASE OF AIRCRAFT

          In consideration of the rent to be charged as set forth below, Lessor hereby leases the Aircraft to Lessee or its affiliated companies on a non-exclusive basis. It is acknowledged by Lessee that the Lessor also contemplates leasing the Aircraft to other parties, on a non-exclusive basis, and that any conflicts in usage of the Aircraft by such lessees will be determined by the Lessor and shall consider which Lessee first reserved usage of the Aircraft with the Lessor. Any such conflicts as to time of usage will be finally resolved by Lessor. Lessor however commits to having the Aircraft available to Lessee or any of its affiliates for a minimum of thirty (30) hours per month. During any time that the Aircraft is leased to Lessee, the Lessee shall have the complete possession, command and control of the Aircraft, and shall be responsible for pilots for the aircraft and for maintenance of the aircraft, as herein provided.

                                  SECTION II
                                     TERM

          This lease shall commence on the date of this lease, and unless terminated sooner as provided herein, the lease shall be for a term of five (5) years. Notwithstanding any provisions in this lease to the contrary, either party may terminate this lease upon ten (10) days notice to the other party hereunder.

                                  SECTION III
                                     RENT

          The rent payable by Lessee to Lessor shall be calculated at the rate of Thirty Thousand Dollars ($30,000.00) per month plus Seven Hundred Fifty Dollars ($750.00) per flight hour in excess of thirty (30) hours per month. Flight hours shall be measured from the time of takeoff to the time of touchdown and shall be verified by the use of the Aircraft's flight hour meter (Hobbs). The rent shall be due and payable no later than fifteen (15) days after the close of each month.

                                  SECTION IV
                                OPERATING COSTS

          Lessee shall be responsible for the cost of fuel, flight crew, flight crew expenses and all trip related expenses, including but not limited to, landing fees, parking and catering fees as the same may apply from time to time.

                                   SECTION V
                                 RISK OF LOSS

          Lessor shall, at Lessor's own expense, keep the Aircraft, together with all its equipment and accessories, insured against loss or damage from crash, fire, windstorm, collision, or other casualty. To the extent not covered by insurance, Lessee shall be liable for any loss or damage to the Aircraft which occurs in any manner from any cause while the Aircraft is under the possession and control of the Lessee during the term of this Lease.

                                  SECTION VI
                              RESTRICTIONS ON USE

          Lessee and/or its affiliated companies may operate the Aircraft only for the purposes, and within the geographical limits, set forth in the insurance policy or policies covering the Aircraft and obtained by Lessor. Furthermore, Lessee and/or its affiliates shall not use Aircraft in violation of any foreign, federal, state, territorial, or municipal law or regulation and shall be solely responsible for any fines, penalties, or forfeiture occasioned by any violation. If such fines or penalties are imposed on Lessor and paid by Lessor, Lessee shall reimburse Lessor for the amount thereof within ten (10) days of receipt by Lessee of written demand from Lessor. Lessee will not base Aircraft, or permit it to be based, outside the limits of the United States of America, without the prior written consent of Lessor. The Aircraft shall be flown only by licensed and qualified pilots. In the event the insurance on the Aircraft is invalidated because Lessee is unable to obtain licensed and qualified pilots, Lessee shall not operate the Aircraft until such time as licensed and qualified pilots are obtained and insurance on the Aircraft is made valid.

                                  SECTION VII
                             INSPECTION BY LESSOR

          Lessee agrees to permit Lessor or an authorized agent to inspect the Aircraft at any reasonable time and to furnish any information in respect to the Aircraft and its use that Lessor may reasonably request.

                                 SECTION VIII
                                  ALTERATIONS

          Lessee shall not have the right to alter, modify, or make additions or improvements to the Aircraft without written permission from Lessor. In the event written permission is given, all such alterations, modifications, additions, and improvements as are so made shall become the property of Lessor and shall be subject to all of the terms of this agreement.

                                  SECTION IX
                            MAINTENANCE AND REPAIR

          Lessee, at it's own expense, shall repair and maintain the Aircraft so as to keep it in good and safe operating condition, subject only to normal wear and tear accepted in the aircraft industry consistent with maintaining a safe aircraft. Lessee shall pay all costs and expenses of new parts and accessories for replacement, including the transportation charges thereon. All inspection, repairs, modifications, maintenance, and overhaul work to be accomplished shall be performed by personnel licensed to perform such work and shall be performed in accordance with the standards set by the Federal Aviation Administration regulations and requirements. Lessee shall maintain all log books and records pertaining to the Aircraft during the term of this agreement in accordance with the rules and regulations of the Federal Aviation Administration. Such records shall be made available for examination by Lessor, and Lessee, at the end of the term of this agreement, shall deliver such records to Lessor.

                                   SECTION X
                                     TITLE

          The registration of, and title to, the Aircraft shall be in the name of Lessor, and the Aircraft, at all times during the term of this agreement, or any extension, shall bear United States registration markings. All responsibility and obligations in regard to the operation of the Aircraft, while in the possession and control of Lessee, shall be borne by Lessee, and the inability, if any, of Lessee to operate the Aircraft because of ownership, registration, and markings, or for any other cause, shall not affect the provisions of this agreement.

                                  SECTION XI
                               PAYMENT OF TAXES

          Lessor shall pay or cause to be paid all taxes incurred by reason of ownership of the Aircraft during the term of this agreement, including personal property taxes, but Lessee shall pay all operating taxes, fees, and charges, including sales taxes on rents payable hereunder, any excise taxes, gasoline sales taxes, and any tax or fee assessed or charged for the use of any airport or facilities or for the use of premises occupied in landing incurred while the Aircraft is in the possession of the Lessee.

                                  SECTION XII
                                  ASSIGNMENT

          Lessee shall not assign this lease or any interest in the Aircraft, or sublet the Aircraft, without prior written consent of Lessor. Subject to the foregoing, this lease insures to the benefit of, and is binding on, the heirs, legal representatives, successors, and assigns of the parties.

                                 SECTION XIII
                              ACCIDENT AND CLAIM

          Lessee shall immediately notify Lessor of each accident involving the Aircraft, which notification shall specify the time, place, and nature of the accident or damage, the names and addressees of parties involved, persons injured, witnesses, and owners of properties damaged, and such other information as may be known. Lessee shall advise Lessor of all correspondence, papers, notices, and documents whatsoever received by Lessee in connection with any claim or demand involving or relating to Aircraft or its operation, and shall aid in any investigation instituted by Lessor and in the recovery of damages from third persons liable therefor.

                                  SECTION XIV
                                INDEMNIFICATION

          Each party agrees to indemnify and hold harmless the other for any damages, fines, penalties and any other costs of any description, including reasonable attorney's fees, arising out of or relating to any breach of this agreement by such party.

                                  SECTION XV
                          RETURN OF AIRCRAFT TO OWNER

          On the termination of this Lease by expiration or otherwise, Lessee shall return the Aircraft to Lessor in as good operating condition and appearance as when received, ordinary wear, tear, and deterioration expected, and shall indemnify Lessor against any claim for loss or damage occurring prior to the actual physical delivery of the Aircraft to Lessor.

                                  SECTION XVI
                                    DEFAULT

          If Lessee fails to make any payment of rent or other charges within fifteen (15) days after such amounts are due and payable, or if Lessee fails to comply with any provision of this agreement, Lessor shall have the right to take possession of the Aircraft wherever it may be located, without demand or notice and without any court order or other process of law and to located, without demand or notice and without any court order or other process of law and to pursue any other remedy available to Lessor at law or in equity. In the event of such default by Lessee, Lessor, at Lessor's option, may terminate this agreement. Notwithstanding any repossession or other action that Lessor may take, Lessee shall be and remain liable for the full performance of all obligations on the part of Lessee to be performed under this lease. Lessor's waiver of any default on the part of Lessee shall not constitute a waiver of subsequent defaults.

                                 SECTION XVII
                                 GOVERNING LAW

          This agreement is entered into under, and is to be construed in accordance with, the laws of the State of Tennessee, without regard to the rules of conflicts of law thereof.

                                 SECTION XVIII
                            MODIFICATION AGREEMENT

          This agreement constitutes the entire understanding between the parties, and any change or modification must be in writing and signed by both parties.

          IN WITNESS WHEREOF, the parties have executed this lease agreement of the day and year first above written.


                                            JONES AIRWAYS, LLC

                                            By: /s/ W. Allan Jones
                                               ---------------------------------
                                               (W. Allan Jones) Chief Manager

                                            Title: Member

                                                                    LESSOR

                                            CHECK INTO CASH, INC.


                                            By: /s/ Steve Scoggins
                                               ---------------------------------
                                                       (Steve Scoggins)

                                            Title: President

                                                                    LESSEE

                                   EXHIBIT A
                                   ---------

                            DESCRIPTION OF AIRCRAFT
                            -----------------------

                            1979 CESSNA CITATION II

                            Serial Number 550-0044



ENGINES:

Pratt & Whitney JT15D Engines
Serial Numbers:     PCE70210
                    PCE70467

AVIONICS:

Dual Sperry SPZ-500 5" & 4" Flight Director        Bendix RDR - 1150 Color Radar
Dual Sperry SPX-500 IFCS                           Sperry AA-125 radar Altimeter
Dual Collins VHF-20 A Comms                        Wulfsberg Flitephone III
Dual Collins VIR-30A Navs                          J.E.T. Standby Gyro
Dual Collins DME-40 DME's                          Teledyne Angle of Attack
Dual Collins ADF-60 ADF's
Dual Collins TDR-90 Transponders

OTHER EQUIPMENT:

Rohr Thrust Reversers                              Freon Air Conditioning
Anti-Skid Brakes                                   Engine Fan/Turbine Synch
64 Cubic Foot Oxygen System

INTERIOR:

Nine passenger double club configuration appointed in Bone Leather with Taupe Carpet and matching side panels.

EXTERIOR:

White with Gold and Teal Accents.